Exhibit 1

To the Holders of:
SELECT NOTES TRUST LT 2004-1
LONG TERM CERTIFICATES  SERIES 2004-1
*CUSIP:      81619PAF4

U.S. Bank Trust National Association, as Trustee for the Select Notes Trust LT 2004-1 (the "Trust"), hereby gives notice with respect to Interest Period commencing on the day after June 18, 2004 and including the August 2, 2004 Interest Distribution Date (the "Interest Period") in respect of the August 2, 2004 Interest Distribution Date (the "Interest Distribution Date") as follows:

1. The amount of interest received by the Trust during the Interest Period is as set forth below (each Certificateholder's pro rata portion of this amount is the amount to be included in such Certificate holder's Form
     1099).

                                $ 76,041.67

     a. Per certificate held amount of interest income to be included in Form 1099 for the year ending December 31, 2004 is set forth below.

                                $ 2.377788

2. The total of all interest distributed to Certificate holders during the Interest Period is set forth below.

                                $ 240,649.50

3. Total amount of advances made to the Trustee on the Interest Distribution Date is

                                $ 185,859.00

4. Total amount of advances repaid to the Advancing Party during the Interest Period is

                                $ 0.00

5.   The net total of advances made during the Interest Period is
                                $ 185,859.00

     a. The net amount owed by the Trust to the Advancing Party on the Interest Distribution Date is set forth below.

                                $ 185,859.00

6. The total amount of interest expense paid to the Advancing Party on the Interest Distribution Date is set forth below (each Certificateholder's pro rata portion of this amount should be included in a footnote to such Certificate holder's Form 1099 indicating that such amount should constitute investment indebtedness interest, which can be deducted by non-corporate taxpayers to the extent of such net investment income).

                                $ 0.00

     a. Per certificate held amount of interest expense to be included in Form 1099 for the year ending December 31, 2004 is set forth below.

                                $ 0.00

7. At the close of business on the Interest Distribution Date, there were 31,980 Certificates outstanding.

8. Payments made on Underlying Securities during the Interest period are as set forth below.


Payment Date    Description of Underlying Security        Principal     Interest
------------    ----------------------------------        ---------     --------
   07/18/04     DaimlerChrysler North America Holding      $ 0.00    $ 21,250.00
                Corporation. 8.50% Notes due January
                18, 2031

   07/15/04     CenturyTel, Inc. 6.875% Debentures ,       $ 0.00    $ 15,468.75
                Series G, due January 15, 2028

   07/15/04     Credit Suisse First Boston (USA), Inc.     $ 0.00    $ 16,031.25
                7.125% Notes due July 15, 2032

   08/01/04     Wyeth, 6.50% Notes due February 1, 2034    $ 0.00    $ 23,291.67


U.S. BANK TRUST NATIONAL ASSOCIATION, AS TRUSTEE


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*The Trustee shall not be held responsible for the selection or use of the CUSIP number nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.

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